NEWS RELEASE
July 23, 2020

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER ENDED JUNE 30, 2020

2nd Quarter 2020 Highlights:
•Net income of $63.4 million for the current quarter, an increase of $11.1 million, or 21 percent, over the prior year second quarter net income of $52.4 million.
•Current quarter diluted earnings per share of $0.66, an increase of 8 percent from the prior year second quarter diluted earnings per share of $0.61.
•The Company originated U.S. Small Business Administration (“SBA”) Payroll Protection Program (“PPP”) loans for businesses in its communities. The Company funded 15,291 PPP loans in the amount of $1.427 billion.
•The loan portfolio organically increased $1.365 billion, or 14 percent, in the current quarter and increased $1.545 billion, or 17 percent, from the prior year second quarter.
•Core deposits increased $1.818 billion, or 16 percent, during the current quarter, with non-interest bearing deposit growth of $1.168 billion, or 30 percent.
•Debt security income of $25.8 million increased $4.8 million, or 23 percent, over the prior quarter and increased $3.9 million, or 18 percent, over the prior year second quarter.
•Gain on sale of loans of $25.9 million, increased $14.0 million, or 118 percent, over the prior quarter and increased $18.1 million, or 233 percent, compared to the prior year second quarter.
•Interest expense of $7.2 million decreased $1.3 million, or 15 percent, over the prior quarter and decreased $4.9 million, or 41 percent, compared to the prior year second quarter.
•Non-performing assets as a percentage of subsidiary assets was 0.27 percent, which compared to 0.26 percent in the prior quarter and 0.41 percent in the prior year second quarter.
•Early stage delinquencies (accruing 30-89 days past due) as a percentage of loans in the current quarter was 0.22 percent, which compared to 0.41 percent in the prior quarter and 0.43 percent in the prior year second quarter.
•During the current quarter, S&P Dow Jones Indices selected the Company to transition from the S&P SmallCap 600® to the S&P MidCap 400®.

•Declared a quarterly dividend of $0.29 per share. The Company has declared 141 consecutive quarterly dividends and has increased the dividend 45 times.
First Half 2020 Highlights:
•Net income of $106.8 million for the first half of 2020, an increase of $5.3 million, or 5 percent, over the first half of 2019 net income of $101.5 million.
•Diluted earnings per share of $1.13, a decrease of 5 percent from the prior year first six months diluted earnings per share of $1.19.
•The loan portfolio organically grew $1.489 billion, or 16 percent, during the first six months of 2020.
•Core deposits organically increased $2.0 billion, or 19 percent, during the first half of 2020, with non-interest bearings deposit growth of $1.2 billion, or 33 percent.
•Gain on sale of loans of $37.7 million, increased $24.2 million, or 178 percent, compared to the prior year first half.
•Dividends declared of $0.58 per share, an increase of $0.05 per share, or 9 percent, over the prior year first six months dividends of $0.53.
•On February 29, 2020, the Company completed the acquisition of State Bank Corp., the parent company of State Bank of Arizona, a community bank based in Lake Havasu City, Arizona with total assets of $744 million.

Financial Highlights

	At or for the Three Months ended			At or for the Six Months ended
(Dollars in thousands, except per share and market data)	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
Operating results
Net income	$63,444	43,339	52,392	106,783	101,524
Basic earnings per share	$0.67	0.46	0.61	1.13	1.19
Diluted earnings per share	$0.66	0.46	0.61	1.13	1.19
Dividends declared per share [1]	$0.29	0.29	0.27	0.58	0.53
Market value per share
Closing	$35.29	34.01	40.55	35.29	40.55
High	$46.54	46.10	43.44	46.54	45.47
Low	$30.30	26.66	38.65	26.66	37.58
Selected ratios and other data
Number of common stock shares outstanding	95,409,061	95,408,274	86,637,394	95,409,061	86,637,394
Average outstanding shares - basic	95,405,493	93,287,670	85,826,290	94,346,582	85,191,658
Average outstanding shares - diluted	95,430,403	93,359,792	85,858,286	94,395,930	85,241,238
Return on average assets (annualized)	1.57%	1.25%	1.69%	1.42%	1.68%
Return on average equity (annualized)	11.68%	8.52%	12.82%	10.15%	12.91%
Efficiency ratio	49.29%	52.55%	54.50%	50.81%	54.93%
Dividend payout ratio	43.28%	63.04%	44.26%	51.33%	44.54%
Loan to deposit ratio	86.45%	88.10%	90.27%	86.45%	90.27%
Number of full time equivalent employees	2,954	2,955	2,703	2,954	2,703
Number of locations	192	192	175	192	175
Number of ATMs	251	247	228	251	228

KALISPELL, Mont., Jul 23, 2020 (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (NASDAQ:GBCI) reported net income of $63.4 million for the current quarter, an increase of $11.1 million, or 21 percent, from the $52.4 million of net income for the prior year second quarter. Diluted earnings per share for the current quarter was $0.66 per share, an increase of 8 percent from the prior year second quarter diluted earnings per share of $0.61. Included in the current quarter was $3.7 million of acquisition-related expenses. “The Glacier team delivered outstanding results despite the continuing pandemic and the resulting challenging environment. The team did an exceptional job servicing our customers and communities by making over 15,000 Paycheck Protection Program loans for over $1.5 billion,” said Randy Chesler, President and Chief Executive Officer. “We remain confident that our significant liquidity, high quality loan portfolio, strong balance sheet and solid core business, positions us to successfully respond to a full range of future possible economic conditions.”

Net income for the six months ended June 30, 2020 was $106.8 million, an increase of $5.3 million, or 5 percent, from the $101.5 million net income from the first six months of the prior year. Diluted earnings per share for the first half of the current year was $1.13 per share, a decrease of 5 percent, from the diluted earnings per share of $1.19 for the same period last year.

The Company continues to navigate through the coronavirus disease of 2019 (“COVID-19”) pandemic to ensure the safety of its employees and customers along with monitoring credit quality and protecting shareholder value. The Company’s pandemic team remains flexible in responding to the changing conditions in all the markets that it serves.

In order to meet the needs of customers impacted by the pandemic, the Company has contacted customers to assess their needs and provide funding, flexible repayment options or modifications as necessary. During the current quarter, the Company modified 3,054 loans in the amount of $1.515 billion primarily with short-term payment deferrals under six months.

In addition, the Company originated SBA PPP loans for businesses in its communities. The Company funded 15,291 PPP loans in the amount of $1.427 billion during the current quarter. These loans provided an additional $7.3 million of interest income (including net deferred fees and costs) during the current quarter and $8.4 million of deferred compensation costs for a total increase in income of $15.7 million ($11.7 million net of tax).

During the current quarter, S&P Dow Jones Indices selected the Company to transition from the S&P SmallCap 600® to the S&P MidCap 400® effective prior to the opening trading on Monday, June 22, 2020. The S&P MidCap 400® index consists of 400 companies that are chosen with regard to market capitalization, liquidity and industry representation.

On February 29, 2020, the Company completed the acquisition of State Bank Corp., the parent company of State Bank of Arizona, a community bank based in Lake Havasu City, Arizona (collectively, “SBAZ”). SBAZ provides banking services to individuals and businesses in Arizona with ten banking offices located in Bullhead City, Cottonwood, Kingman, Lake Havasu City, Phoenix, Prescott Valley and Prescott. Upon closing of the transaction, SBAZ merged into the Company's Foothills Bank division, which expanded the Company's footprint in Arizona to cover all major markets in the state and be a leading community bank in Arizona.

The Company’s results of operations and financial condition include the SBAZ acquisition and the following table discloses the preliminary fair value estimates of selected classifications of assets and liabilities acquired:

State Bank
(Dollars in thousands)	February 29, 2020
Total assets	$744,109
Debt securities	142,174
Loans receivable	451,702
Non-interest bearing deposits	141,620
Interest bearing deposits	461,669
Borrowings	10,904

Asset Summary

					$ Change from
(Dollars in thousands)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019
Cash and cash equivalents	$547,610	273,441	330,961	231,209	274,169	216,649	316,401
Debt securities, available-for-sale	3,533,950	3,429,890	2,575,252	2,470,634	104,060	958,698	1,063,316
Debt securities, held-to-maturity	203,275	203,814	224,611	252,097	(539)	(21,336)	(48,822)
Total debt securities	3,737,225	3,633,704	2,799,863	2,722,731	103,521	937,362	1,014,494
Loans receivable
Residential real estate	903,198	957,830	926,388	920,715	(54,632)	(23,190)	(17,517)
Commercial real estate	6,047,692	5,928,303	5,579,307	4,959,863	119,389	468,385	1,087,829
Other commercial	3,547,249	2,239,878	2,094,254	2,076,605	1,307,371	1,452,995	1,470,644
Home equity	654,392	652,942	617,201	596,041	1,450	37,191	58,351
Other consumer	300,847	309,253	295,660	288,553	(8,406)	5,187	12,294
Loans receivable	11,453,378	10,088,206	9,512,810	8,841,777	1,365,172	1,940,568	2,611,601
Allowance for credit losses	(162,509)	(150,190)	(124,490)	(129,054)	(12,319)	(38,019)	(33,455)
Loans receivable, net	11,290,869	9,938,016	9,388,320	8,712,723	1,352,853	1,902,549	2,578,146
Other assets	1,330,944	1,313,223	1,164,855	1,009,698	17,721	166,089	321,246
Total assets	$16,906,648	15,158,384	13,683,999	12,676,361	1,748,264	3,222,649	4,230,287

Total debt securities of $3.737 billion at June 30, 2020 increased $104 million, or 3 percent, during the current quarter and increased $1.014 billion, or 37 percent, from the prior year second quarter. Debt securities represented 22 percent of total assets at June 30, 2020 compared to 20 percent at December 31, 2019 and 21 percent of total assets at June 30, 2019.

Excluding $1.427 billion of the PPP loans, the loan portfolio of $11.453 billion decreased $61.6 million, or 61 basis points, during the current quarter. Excluding the PPP loans, the notable changes during the current quarter included other commercial loans which decreased $119 million, or 5 percent, and commercial real estate which increased $119 million or 2 percent. Excluding the PPP loans, the current year SBAZ acquisition and the prior year acquisition of Heritage Bank of Nevada, the loan portfolio increased $118 million, or 1 percent, since the prior year second quarter with the largest increase in commercial real estate loans which increased $204 million, or 4 percent.

Credit Quality Summary

	At or for the Six Months ended	At or for the Three Months ended	At or for the Year ended	At or for the Six Months ended
(Dollars in thousands)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019
Allowance for credit losses
Balance at beginning of period	$124,490	124,490	131,239	131,239
Impact of adopting CECL	3,720	3,720	—	—
Acquisitions	49	49	—	—
Credit loss expense	36,296	22,744	57	57
Charge-offs	(5,235)	(2,567)	(15,178)	(6,200)
Recoveries	3,189	1,754	8,372	3,958
Balance at end of period	$162,509	150,190	124,490	129,054
Other real estate owned	$4,743	4,748	5,142	7,281
Accruing loans 90 days or more past due	6,071	6,624	1,412	3,463
Non-accrual loans	35,157	28,006	30,883	41,195
Total non-performing assets	$45,971	39,378	37,437	51,939
Non-performing assets as a percentage of subsidiary assets	0.27%	0.26%	0.27%	0.41%
Allowance for credit losses as a percentage of non-performing loans	394%	434%	385%	289%
Allowance for credit losses as a percentage of total loans	1.42%	1.49%	1.31%	1.46%
Net charge-offs as a percentage of total loans	0.02%	0.01%	0.07%	0.03%
Accruing loans 30-89 days past due	$25,225	41,375	23,192	37,937
Accruing troubled debt restructurings	$41,759	44,371	34,055	25,019
Non-accrual troubled debt restructurings	$8,204	6,911	3,346	6,041
U.S. government guarantees included in non-performing assets	$3,305	3.204	1,786	2,785

Non-performing assets of $46.0 million at June 30, 2020 increased $6.6 million, or 17 percent, over the prior quarter and decreased $6.0 million, or 11 percent, over the prior year second quarter. Non-performing assets as a percentage of subsidiary assets at June 30, 2020 was 0.27 percent. Excluding the government guaranteed PPP loans, the non-performing assets as a percentage of subsidiary assets at June 30, 2020 was 0.30 percent at June 30, 2020, an increase of 4 basis points from the prior quarter, and a decrease of 11 basis points from the prior year second quarter. Early stage delinquencies (accruing loans 30-89 days past due) of $25.2 million at June 30, 2020 decreased $16.2 million from the prior quarter and decreased $12.7 million from the prior year second quarter. Early stage delinquencies as a percentage of loans at June 30, 2020 was 0.22 percent, which was a decrease of 19 basis points from prior quarter and a 21 basis points decrease from prior year second quarter.

The current quarter credit loss expense was $13.6 million, a decrease of $9.2 million from the prior quarter credit loss expense of $22.7 million. The increase in the ACL during the first six months was primarily attributable to the Company recognizing $37.6 million of credit loss expense related to COVID-19 and an additional $4.8 million of credit loss expense related to the SBAZ acquisition. The allowance for credit losses (“ACL”) as a percentage of total loans outstanding at June 30, 2020 was 1.42 percent, which was a 7 basis points decrease compared to the prior quarter. The decrease was the result of originating $1.427 billion of government guaranteed PPP loans for which no ACL was recorded. Excluding the PPP loans, the ACL as percentage of loans was 1.62 percent, a 13 basis points increase over the prior quarter and was primarily the result of changes in the economic forecast related to COVID-19.

Credit Quality Trends and Credit Loss Expense

(Dollars in thousands)	Credit Loss Expense	Net Charge-Offs	ACL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
Second quarter 2020	$13,552	$1,233	1.42%	0.22%	0.27%
First quarter 2020	22,744	813	1.49%	0.41%	0.26%
Fourth quarter 2019	—	1,045	1.31%	0.24%	0.27%
Third quarter 2019	—	3,519	1.32%	0.31%	0.40%
Second quarter 2019	—	732	1.46%	0.43%	0.41%
First quarter 2019	57	1,510	1.56%	0.44%	0.42%
Fourth quarter 2018	1,246	2,542	1.58%	0.41%	0.47%
Third quarter 2018	3,194	2,223	1.63%	0.31%	0.61%

Net charge-offs for the current quarter were $1.2 million compared to $813 thousand for the prior quarter and $732 thousand from the same quarter last year. Loan portfolio growth, composition, average loan size, credit quality considerations, economic forecasts and other environmental factors will continue to determine the level of the credit loss expense.

COVID-19 Total Loan Modifications and PPP Loans

	June 30, 2020
(Dollars in thousands)	Number of Loan Modifications	Amount of Loan Modifications	Number of PPP Loans	Amount of PPP Loans	Loans Receivable, Net of PPP Loans	Loan Modifications (Amount) as a Percent of Loans Receivable, Net of PPP Loans	PPP Loans (Amount) as a Percent of Loans Receivable, Net of PPP Loans
Residential real estate	227	$66,395	—	$—	$903,198	7.35%	—%
Commercial real estate and other commercial
Real estate rental and leasing	607	587,609	1,072	62,382	3,244,073	18.11%	1.92%
Accommodation and food services	413	395,882	1,373	144,036	644,648	61.41%	22.34%
Healthcare	264	126,808	1,752	263,259	792,272	16.01%	33.23%
Manufacturing	134	49,338	728	69,370	202,151	24.41%	34.32%
Retail and wholesale trade	159	46,623	1,532	159,433	476,841	9.78%	33.44%
Construction	122	38,751	2,045	193,606	765,539	5.06%	25.29%
Other	580	192,060	6,789	534,660	2,042,671	9.40%	26.17%
Home equity and other consumer	548	11,326	—	—	955,239	1.19%	—%
Total	3,054	$1,514,792	15,291	$1,426,746	$10,026,632	15.11%	14.23%

In response to COVID-19, the Company modified 3,054 loans in the amount of $1.515 billion during the current quarter. These modifications were primarily short-term payment deferrals under six months.

The PPP loan originations generated $53.6 million of SBA processing fees, or an average of 3.75 percent, and $8.4 million of deferred compensation costs for total net deferred fees of $45.2 million. Net deferred fees remaining on the PPP loans at June 30, 2020 were $40.6 million, which will be recognized into interest income over the life of the loans, generally two years, or when the loans are forgiven by the SBA.

COVID-19 Higher Risk Industries - Enhanced Monitoring

	June 30, 2020
(Dollars in thousands)	Loans Receivable, Net of PPP Loans	Percent of Total Loans Receivable, Net of PPP Loans	Average Loan-To- Value on Loans Receivable, Net of PPP Loans	Amount of Loan Modifications	Loan Modifications as a Percent of Loans Receivable, Net of PPP Loans	Amount of PPP Loans
Hotel and motel	$421,569	4.20%	50.75%	$300,747	71.34%	$36,933
Restaurant	150,515	1.50%	68.97%	76,632	50.91%	93,853
Travel and tourism	20,758	0.21%	52.66%	7,845	37.79%	9,969
Gaming	15,118	0.15%	72.13%	9,214	60.95%	1,084
Oil and gas	22,748	0.23%	57.61%	6,013	26.43%	24,315
Total	$630,708	6.29%		$400,451	63.49%	$166,154
 Excluding the PPP loans, the Company has $631 million, or 6 percent, of its loan portfolio with direct exposure to industries for which it has identified as higher risk, requiring enhanced monitoring. The Company modified 63 percent of the higher risk loans which accounted for 26 percent of the total loan modifications during the current quarter. The Company also originated $166 million in PPP loans to support these customers which was 12 percent of the total PPP loans originated during the current quarter. Although there is limited exposure, the Company is conducting enhanced portfolio reviews and monitoring for potential credit deterioration related to COVID-19.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on regulatory classification is provided in the exhibits at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Liability Summary

					$ Change from
(Dollars in thousands)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019
Deposits
Non-interest bearing deposits	$5,043,704	3,875,848	3,696,627	3,265,077	1,167,856	1,347,077	1,778,627
NOW and DDA accounts	3,113,863	2,860,563	2,645,404	2,487,806	253,300	468,459	626,057
Savings accounts	1,756,503	1,578,062	1,485,487	1,412,046	178,441	271,016	344,457
Money market deposit accounts	2,403,641	2,155,203	1,937,141	1,647,372	248,438	466,500	756,269
Certificate accounts	995,536	1,025,237	958,501	897,625	(29,701)	37,035	97,911
Core deposits, total	13,313,247	11,494,913	10,723,160	9,709,926	1,818,334	2,590,087	3,603,321
Wholesale deposits	68,285	62,924	53,297	144,949	5,361	14,988	(76,664)
Deposits, total	13,381,532	11,557,837	10,776,457	9,854,875	1,823,695	2,605,075	3,526,657
Repurchase agreements	881,227	580,335	569,824	494,651	300,892	311,403	386,576
Federal Home Loan Bank advances	37,963	513,055	38,611	319,996	(475,092)	(648)	(282,033)
Other borrowed funds	32,546	32,499	28,820	14,765	47	3,726	17,781
Subordinated debentures	139,917	139,916	139,914	139,912	1	3	5
Other liabilities	229,748	198,098	169,640	164,786	31,650	60,108	64,962
Total liabilities	$14,702,933	13,021,740	11,723,266	10,988,985	1,681,193	2,979,667	3,713,948

Core deposits of $13.313 billion as of June 30, 2020 increased $1.818 billion or 16 percent, from the prior quarter and was primarily the result of the PPP loan proceeds deposited by customers, increased customer savings rate, and federal stimulus deposits. Excluding current and prior year acquisitions, core deposits increased $2.278 billion, or 23 percent, from the prior year second quarter, with non-interest bearing deposits increasing $1.341 billion, or 41 percent. Non-interest bearing deposits were 38 percent of total core deposits at June 30, 2020 compared to 34 percent of total core deposits at June 30, 2019.

Federal Home Loan Bank (“FHLB”) advances of $38.0 million at June 30, 2020 decreased $475 million from the prior quarter and decreased $282 million from the prior year second quarter. These decreases were the result of the significant increase in core deposits that more than funded the loans and debt security growth. FHLB advances will continue to fluctuate as necessary for balance sheet growth and to supplement liquidity needs of the Company.

Stockholders’ Equity Summary

					$ Change from
(Dollars in thousands, except per share data)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019
Common equity	$2,073,806	2,036,920	1,920,507	1,643,928	36,886	153,299	429,878
Accumulated other comprehensive income	129,909	99,724	40,226	43,448	30,185	89,683	86,461
Total stockholders’ equity	2,203,715	2,136,644	1,960,733	1,687,376	67,071	242,982	516,339
Goodwill and core deposit intangible, net	(574,088)	(576,701)	(519,704)	(385,533)	2,613	(54,384)	(188,555)
Tangible stockholders’ equity	$1,629,627	1,559,943	1,441,029	1,301,843	69,684	188,598	327,784

Stockholders’ equity to total assets	13.03%	14.10%	14.33%	13.31%
Tangible stockholders’ equity to total tangible assets	9.98%	10.70%	10.95%	10.59%
Book value per common share	$23.10	22.39	21.25	19.48	0.71	1.85	3.62
Tangible book value per common share	$17.08	16.35	15.61	15.03	0.73	1.47	2.05

Tangible stockholders’ equity of $1.630 billion at June 30, 2020 increased $70 million, or 4 percent, from the prior quarter and was primarily the result of earnings retention and an increase in other comprehensive income. Tangible stockholders’ equity increased $328 million over the prior year second quarter which was the result of $342 million of Company stock issued for the acquisitions of SBAZ and Heritage Bank of Nevada, an increase in other comprehensive income and earnings retention. These increases more than offset the increase in goodwill and core deposit intangible associated with the acquisitions. The current quarter decrease in both the stockholder’s equity to total assets ratio and the tangible stockholders’ equity to total tangible assets ratio was the result of adding $1.427 billion in the PPP loans. Both ratios would have increased if the PPP loans were excluded from total assets. Tangible book value per common share of $17.08 at current quarter end increased $0.73 per share from the prior quarter and increased $2.05 per share from a year ago.

Cash Dividends
On June 24, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.29 per share. The dividend was payable July 16, 2020 to shareholders of record on July 7, 2020. The dividend was the 141st consecutive dividend. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended June 30, 2020
Compared to March 31, 2020 and June 30, 2019

Income Summary

	Three Months ended			$ Change from
(Dollars in thousands)	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Mar 31, 2020	Jun 30, 2019
Net interest income
Interest income	$155,404	142,865	132,385	12,539	23,019
Interest expense	7,185	8,496	12,089	(1,311)	(4,904)
Total net interest income	148,219	134,369	120,296	13,850	27,923
Non-interest income
Service charges and other fees	11,366	14,020	20,025	(2,654)	(8,659)
Miscellaneous loan fees and charges	1,682	1,285	1,192	397	490
Gain on sale of loans	25,858	11,862	7,762	13,996	18,096
Gain on sale of investments	128	863	134	(735)	(6)
Other income	2,190	5,242	1,721	(3,052)	469
Total non-interest income	41,224	33,272	30,834	7,952	10,390
Total income	189,443	167,641	151,130	21,802	38,313
Net interest margin (tax-equivalent)	4.12%	4.36%	4.33%

Net Interest Income
The current quarter net interest income of $148 million increased $13.9 million, or 10 percent, over the prior quarter and increased $27.9 million, or 23 percent, from the prior year second quarter. The current quarter interest income of $155 million increased $12.5 million, or 9 percent, over the prior quarter which was driven by an increase debt security income and an increase in income from the PPP loans. The current quarter interest income increased $23.0 million, or 17 percent, over prior year second quarter and was due to an increase in income from commercial loans and an increase in income on debt securities.

The current quarter interest expense of $7.2 million decreased $1.3 million, or 15 percent, over the prior quarter primarily as result of a decrease in deposit and borrowing interest rates. Current quarter interest expense decreased $4.9 million, or 41 percent, over prior year second quarter which was due to the decrease in higher cost FHLB advances. During the current quarter, the total cost of funding (including non-interest bearing deposits) declined 8 basis points to 21 basis points compared to 29 basis points for the prior quarter primarily as a result of a decrease in rates on both deposits and borrowings. The total cost of funding decreased 24 basis points from the prior year second quarter of 45 basis points and was attributable to a decrease in rates and a shift from higher cost borrowings to low cost deposits.

The Company’s net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 4.12 percent compared to 4.36 percent in the prior quarter. The core net interest margin, excluding 3 basis points of discount accretion, 1 basis point of non-accrual interest income reversals, and 11 basis points of income from the PPP loans was 4.21 percent compared to 4.30 in the prior quarter and 4.27 percent in the prior year second quarter. The Company experienced a 9 basis points decrease in the core net interest margin during the current quarter from decreased yields on loans that more than offset the increase in yields on debt securities and the decrease in the cost of funding. The core net interest margin decreased 6 basis points from the prior year second quarter primarily from a decrease in earning asset yields, primarily loan yields, that were more than the decrease in funding costs. “The 6 basis points reduction in the cost of core deposit funding is a tribute to the Bank divisions focus on increasing non-interest bearing deposits, while also reducing the cost of interest bearing deposits,” said Ron Copher, Chief Financial Officer. “The reduction in rates paid on repurchase agreements and the current quarter reduction in higher cost FHLB advances contributed to the 8 basis points reduction in the total cost of funding.”

Non-interest Income
Non-interest income for the current quarter totaled $41.2 million which was an increase of $8.0 million, or 24 percent, over the prior quarter and an increase of $10.4 million, or 34 percent, over the same quarter last year. Service charges and other fees of $11.4 million for the current quarter decreased $2.7 million, or 19 percent, from the prior quarter as a result of decreased overdraft activity as customers received federal stimulus funds and had decreased activity during the second quarter of 2020. Service charges and other fees decreased $8.7 million from the prior year second quarter due to the decrease in overdraft activity and the decrease in interchange fees as a result of the Durbin Amendment. As of July 1, 2019, the Company became subject to the Durbin Amendment which established limits on the amount of interchange fees that can be charged to merchants for debit card processing. Gain on the sale of loans of $25.9 million for the current quarter increased $14.0 million, or 118 percent, compared to the prior quarter and increased $18.1 million, or 233 percent, from the prior year second quarter due to the significant increase in refinance activity driven by the decrease in interest rates. Other income of $2.2 million decreased $3.1 million, or 58 percent, from the prior quarter primarily as a result of a $2.4 million gain on the sale of a former branch building in the prior quarter.

Non-interest Expense Summary

	Three Months ended			$ Change from
(Dollars in thousands)	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Mar 31, 2020	Jun 30, 2019
Compensation and employee benefits	$57,981	59,660	51,973	(1,679)	6,008
Occupancy and equipment	9,357	9,219	8,180	138	1,177
Advertising and promotions	2,138	2,487	2,767	(349)	(629)
Data processing	5,042	5,282	4,062	(240)	980
Other real estate owned	75	112	191	(37)	(116)
Regulatory assessments and insurance	1,037	1,090	1,848	(53)	(811)
Core deposit intangibles amortization	2,613	2,533	1,865	80	748
Other expenses	19,898	11,545	15,284	8,353	4,614
Total non-interest expense	$98,141	91,928	86,170	6,213	11,971

Total non-interest expense of $98.1 million for the current quarter increased $6.2 million, or 7 percent, over the prior quarter and increased $12.0 million, or 14 percent, over the prior year second quarter. Compensation and employee benefits decreased by $1.7 million, or 3 percent, from the prior quarter and included a decrease of $8.4 million from deferring compensation on originating the PPP loans with offsetting increases in commission expense and increases in compensation expense as result of increased employees from the SBAZ acquisition. Compensation and employee benefits increased $6.0 million, or 12 percent, from the prior year second quarter primarily due to an increased number of employees driven by acquisitions and organic growth which more than offset the impact from originating the PPP loans. Occupancy and equipment expense increased $1.2 million, or 14 percent, over the prior year second quarter primarily as a result of increased costs from acquisitions. Data processing expense increased $980 thousand, or 24 percent, over the prior year second quarter as a result of the current and prior year acquisitions along with general cost increases. Regulatory assessment and insurance decreased $811 thousand from the prior year second quarter primarily due to an accrual adjustment for the State of Montana regulatory semi-annual assessment which was waived for the first half of 2020. Other expenses of $19.9 million, increased $8.4 million, or 72 percent, from the prior quarter and was largely due to a $6.9 million increase in expense related to unfunded loan commitments. In the current quarter, there was a $3.4 million expense related to unfunded loan commitments compared to the prior quarter which had a $3.5 million reversal of expense related to unfunded loan commitments. The current quarter unfunded loan commitment expense reflects changes in the economic forecast related to COVID-19. Other expenses increased $4.6 million, or 30 percent, from the prior year second quarter and was due to the increase in expense related to unfunded loan commitments and $1.9 million increase in acquisition-related expenses. Other expenses included acquisition-related expenses of $3.7 million in the current quarter compared to $2.8 million in the prior quarter and $1.8 million in the prior year second quarter.

Federal and State Income Tax Expense
Tax expense during the second quarter of 2020 was $14.3 million, an increase of $4.7 million, or 49 percent, compared to the prior quarter and an increase of $1.7 million, or 14 percent, from the prior year second quarter. The effective tax rate in the current and prior quarter was 18 percent which compares 19 percent prior year second quarter.

Efficiency Ratio
The current quarter efficiency ratio was 49.29 percent. Excluding the $15.7 million impact from the PPP loans, the efficiency ratio would have been 55.73 percent, which was a 318 basis points increase from the prior quarter efficiency ratio of 52.55 percent and was primarily due to an increase in expenses related to unfunded loan commitments and increases in compensation that were greater than the increase in gain on sale of loans. Excluding the impact of the PPP loans, the current quarter efficiency ratio increased 123 basis points from the prior year second quarter efficiency ratio of 54.50 percent which was driven by the increased compensation costs and decreases in service fee income from the Durbin Amendment that outpaced the increases in commercial loan interest income and gain on sale of loans.

Operating Results for Six Months Ended June 30, 2020
Compared to June 30, 2019

Income Summary

	Six Months ended
(Dollars in thousands)	Jun 30, 2020	Jun 30, 2019	$ Change	% Change
Net interest income
Interest income	$298,269	$258,501	$39,768	15%
Interest expense	15,681	22,993	(7,312)	(32)%
Total net interest income	282,588	235,508	47,080	20%
Non-interest income
Service charges and other fees	25,386	38,040	(12,654)	(33)%
Miscellaneous loan fees and charges	2,967	2,159	808	37%
Gain on sale of loans	37,720	13,560	24,160	178%
Gain on sale of investments	991	347	644	186%
Other income	7,432	5,202	2,230	43%
Total non-interest income	74,496	59,308	15,188	26%
	$357,084	$294,816	$62,268	21%
Net interest margin (tax-equivalent)	4.23%	4.33%

Net Interest Income
Net-interest income of $283 million for the first half of 2020 increased $47.1 million, or 20 percent, over the first half of 2019. Interest income of $298 million for the first six months of 2020 increased $39.8 million, or 15 percent, from the first six months of 2019 and was primarily attributable to a $33.4 million increase in income from commercial loans. Interest expense of $15.7 million for the first six months of 2020 decreased $7.3 million, or 32 percent over the prior year same period primarily as a result of decreased higher cost FHLB advances and the decrease in the cost of deposits and borrowings. The total funding cost (including non-interest bearing deposits) for the first six months of 2020 was 25 basis points compared to 44 basis points for the first six months of 2019.

The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the first six months of 2020 was 4.23 percent, a 10 basis points decrease from the net interest margin of 4.33 percent for the first six months of 2019. The core net interest margin, excluding 3 basis points of discount accretion and 6 basis points of income from the PPP loans was 4.26 which was the same as the prior year first half core margin. The Company has benefited this year with a reduction in higher cost FHLB advances and decreases in interest rates that has lowered the cost of funds, the combination of which offset the decrease in yields on the earning assets.

Non-interest Income
Non-interest income of $74.5 million for the first six months of 2020 increased $15.2 million, or 26 percent, over the same period last year. Service charges and other fees of $25.4 million for 2020 year to date decreased $12.7 million, or 33 percent, from the same period prior year as a result of a decrease in overdraft activity and the impact of the Durbin Amendment. Gain on the sale of loans of $37.7 million for the first six months of 2020, increased $24.2 million, or 178 percent, compared to the prior year as a result of increased refinance activity. Other income increased $2.2 million from the prior year and was the result of a gain of $2.4 million on the sale of a former branch building in the first quarter of 2020.

Non-interest Expense Summary

	Six Months ended
(Dollars in thousands)	Jun 30, 2020	Jun 30, 2019	$ Change	% Change
Compensation and employee benefits	$117,641	$104,701	$12,940	12%
Occupancy and equipment	18,576	16,617	1,959	12%
Advertising and promotions	4,625	5,155	(530)	(10)%
Data processing	10,324	7,954	2,370	30%
Other real estate owned	187	330	(143)	(43)%
Regulatory assessments and insurance	2,127	3,133	(1,006)	(32)%
Core deposit intangibles amortization	5,146	3,559	1,587	45%
Other expenses	31,443	27,551	3,892	14%
Total non-interest expense	$190,069	$169,000	$21,069	12%

Total non-interest expense of $190 million for the first six months of 2020 increased $21.1 million, or 12 percent, over the prior year same period. Compensation and employee benefits for the first six months of 2020 increased $12.9 million, or 12 percent, from the same period last year due to the increased number of employees from acquisitions and organic growth and annual salary increases which more than offset the deferral of compensation cost from the PPP loans. Occupancy and equipment expense for the first six months of 2020 increased $2.0 million, or 12 percent from the prior year primarily from increased cost from acquisitions. Data processing expense for the first six months of 2020 increased $2.4 million, or 30 percent, from the prior year as a result of recent acquisitions along with general cost increases. Regulatory assessments and insurance decreased $1.0 million from the prior year primarily as a result of the State of Montana waiving the first semi-annual regulatory assessment of 2020 and Small Bank Assessment credits applied by the FDIC in the first quarter of 2020. Other expenses of $31.4 million, increased $3.9 million, or 14 percent, from the prior year and was primarily driven by an increase in acquisition-related expenses which were $6.5 million in the current year first half compared to $2.0 million in the prior year first half.

Credit Loss Expense
The credit loss expense was $36.3 million for the first six months of 2020, an increase of $36.2 million from the same period in the prior year, this increase was primarily attributable to changes in the economic forecast related to COVID-19. Net charge-offs during the first six months of 2020 were $2.0 million compared to $2.2 million during the same period in 2019.

Federal and State Income Tax Expense
Tax expense of $23.9 million in the first six months of 2020 decreased $299 thousand, or 1 percent, over the prior year same period. The effective tax rate year-to-date in 2020 was 18 percent compared to 19 percent in the prior year same period.

Efficiency Ratio
The efficiency ratio was 50.81 percent for the six months of 2020. Excluding the $15.7 million impact from the PPP loans, the efficiency ratio would have been 54.21 percent, which was an improvement of 71 basis points from the prior year efficiency ratio of 54.93 percent which was the result of increases in gain on sale of loans and commercial loan interest income that more than offset the decreases in service fee income from the Durbin Amendment and increases in compensation expenses.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release:

•the risks associated with lending and potential adverse changes of the credit quality of loans in the Company’s portfolio;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System or the Federal Reserve Board, which could adversely affect the Company’s net interest income and profitability;
•changes in the cost and scope of insurance from the Federal Deposit Insurance Corporation and other third parties;
•legislative or regulatory changes, such as the recently adopted CARES Act addressing the economic effects of the COVID-19 pandemic, as well as increased banking and consumer protection regulation that adversely affect the Company’s business, both generally and as a result of the Company exceeding $10 billion in total consolidated assets;
•ability to complete pending or prospective future acquisitions;
•costs or difficulties related to the completion and integration of acquisitions;
•the goodwill the Company has recorded in connection with acquisitions could become impaired, which may have an adverse impact on earnings and capital;
•reduced demand for banking products and services;
•the reputation of banks and the financial services industry could deteriorate, which could adversely affect the Company's ability to obtain and maintain customers;
•competition among financial institutions in the Company's markets may increase significantly;
•the risks presented by continued public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital or grow the Company through acquisitions;
•the projected business and profitability of an expansion or the opening of a new branch could be lower than expected;

•consolidation in the financial services industry in the Company’s markets resulting in the creation of larger financial institutions who may have greater resources could change the competitive landscape;
•dependence on the Chief Executive Officer, the senior management team and the Presidents of Glacier Bank divisions;
•material failure, potential interruption or breach in security of the Company’s systems and technological changes which could expose us to new risks (e.g., cybersecurity), fraud or system failures;
•natural disasters, including fires, floods, earthquakes, and other unexpected events;
•the Company’s success in managing risks involved in the foregoing; and
•the effects of any reputational damage to the Company resulting from any of the foregoing.

The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Conference Call Information
A conference call for investors is scheduled for 11:00 a.m. Eastern Time on Friday, July 24, 2020. The conference call will be accessible by telephone and webcast. Interested individuals are invited to listen to the call by dialing 877-561-2748 and conference ID 1773226. To participate on the webcast, log on to: https://edge.media-server.com/mmc/p/i7pytzz9. If you are unable to participate during the live webcast, the call will be archived on our website, www.glacierbancorp.com, or by calling 855-859-2056 with the ID 1773226 by August 7, 2020.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. (NASDAQ:GBCI), a member of the Russell 2000® and the S&P MidCap 400® indices, is the parent company for Glacier Bank and its Bank divisions: Bank of the San Juans (Durango, CO), Citizens Community Bank (Pocatello, ID), Collegiate Peaks Bank (Buena Vista, CO), First Bank of Montana (Lewistown, MT), First Bank of Wyoming (Powell, WY), First Community Bank Utah (Layton, UT), First Security Bank (Bozeman, MT), First Security Bank of Missoula (Missoula, MT), First State Bank (Wheatland, WY), Glacier Bank (Kalispell, MT), Heritage Bank of Nevada (Reno, NV), Mountain West Bank (Coeur d’Alene, ID), North Cascades Bank (Chelan, WA), The Foothills Bank (Yuma, AZ), Valley Bank of Helena (Helena, MT), and Western Security Bank (Billings, MT).

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019
Assets
Cash on hand and in banks	$212,681	204,373	198,639	181,526
Interest bearing cash deposits	334,929	69,068	132,322	49,683
Cash and cash equivalents	547,610	273,441	330,961	231,209
Debt securities, available-for-sale	3,533,950	3,429,890	2,575,252	2,470,634
Debt securities, held-to-maturity	203,275	203,814	224,611	252,097
Total debt securities	3,737,225	3,633,704	2,799,863	2,722,731
Loans held for sale, at fair value	115,345	94,619	69,194	54,711
Loans receivable	11,453,378	10,088,206	9,512,810	8,841,777
Allowance for credit losses	(162,509)	(150,190)	(124,490)	(129,054)
Loans receivable, net	11,290,869	9,938,016	9,388,320	8,712,723
Premises and equipment, net	326,005	324,230	310,309	296,915
Other real estate owned	4,743	4,748	5,142	7,281
Accrued interest receivable	77,363	68,525	56,047	58,567
Deferred tax asset	—	—	2,037	3,371
Core deposit intangible, net	60,733	63,346	63,286	54,646
Goodwill	513,355	513,355	456,418	330,887
Non-marketable equity securities	11,592	30,597	11,623	23,031
Bank-owned life insurance	122,388	121,685	109,428	93,543
Other assets	99,420	92,118	81,371	86,746
Total assets	$16,906,648	15,158,384	13,683,999	12,676,361
Liabilities
Non-interest bearing deposits	$5,043,704	3,875,848	3,696,627	3,265,077
Interest bearing deposits	8,337,828	7,681,989	7,079,830	6,589,798
Securities sold under agreements to repurchase	881,227	580,335	569,824	494,651
FHLB advances	37,963	513,055	38,611	319,996
Other borrowed funds	32,546	32,499	28,820	14,765
Subordinated debentures	139,917	139,916	139,914	139,912
Accrued interest payable	4,211	4,713	4,686	5,091
Deferred tax liability	25,213	15,210	—
Other liabilities	200,324	178,175	164,954	159,695
Total liabilities	14,702,933	13,021,740	11,723,266	10,988,985
Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—
Common stock, $0.01 par value per share, 117,187,500 shares authorized	954	954	923	866
Paid-in capital	1,492,817	1,491,651	1,378,534	1,139,289
Retained earnings - substantially restricted	580,035	544,315	541,050	503,773
Accumulated other comprehensive income	129,909	99,724	40,226	43,448
Total stockholders’ equity	2,203,715	2,136,644	1,960,733	1,687,376
Total liabilities and stockholders’ equity	$16,906,648	15,158,384	13,683,999	12,676,361

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended			Six Months ended
(Dollars in thousands, except per share data)	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
Interest Income
Debt securities	$25,833	21,014	21,892	46,847	43,243
Residential real estate loans	12,098	11,526	11,410	23,624	22,189
Commercial loans	106,343	98,684	88,043	205,027	171,582
Consumer and other loans	11,130	11,641	11,040	22,771	21,487
Total interest income	155,404	142,865	132,385	298,269	258,501
Interest Expense
Deposits	4,587	5,581	5,624	10,168	10,965
Securities sold under agreements to repurchase	908	989	886	1,897	1,688
Federal Home Loan Bank advances	268	346	3,847	614	6,902
Other borrowed funds	172	128	38	300	76
Subordinated debentures	1,250	1,452	1,694	2,702	3,362
Total interest expense	7,185	8,496	12,089	15,681	22,993
Net Interest Income	148,219	134,369	120,296	282,588	235,508
Credit loss expense	13,552	22,744	—	36,296	57
Net interest income after credit loss expense	134,667	111,625	120,296	246,292	235,451
Non-Interest Income
Service charges and other fees	11,366	14,020	20,025	25,386	38,040
Miscellaneous loan fees and charges	1,682	1,285	1,192	2,967	2,159
Gain on sale of loans	25,858	11,862	7,762	37,720	13,560
Gain on sale of debt securities	128	863	134	991	347
Other income	2,190	5,242	1,721	7,432	5,202
Total non-interest income	41,224	33,272	30,834	74,496	59,308
Non-Interest Expense
Compensation and employee benefits	57,981	59,660	51,973	117,641	104,701
Occupancy and equipment	9,357	9,219	8,180	18,576	16,617
Advertising and promotions	2,138	2,487	2,767	4,625	5,155
Data processing	5,042	5,282	4,062	10,324	7,954
Other real estate owned	75	112	191	187	330
Regulatory assessments and insurance	1,037	1,090	1,848	2,127	3,133
Core deposit intangibles amortization	2,613	2,533	1,865	5,146	3,559
Other expenses	19,898	11,545	15,284	31,443	27,551
Total non-interest expense	98,141	91,928	86,170	190,069	169,000
Income Before Income Taxes	77,750	52,969	64,960	130,719	125,759
Federal and state income tax expense	14,306	9,630	12,568	23,936	24,235
Net Income	$63,444	43,339	52,392	106,783	101,524

Glacier Bancorp, Inc.
Average Balance Sheets

	Three Months ended
	June 30, 2020			March 31, 2020
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$1,048,095	$12,098	4.62%	$980,647	$11,526	4.70%
Commercial loans [1]	9,235,881	107,632	4.69%	7,809,482	99,956	5.15%
Consumer and other loans	957,798	11,130	4.67%	926,924	11,641	5.05%
Total loans [2]	11,241,774	130,860	4.68%	9,717,053	123,123	5.10%
Tax-exempt investment securities [2]	1,401,603	14,248	4.07%	930,601	9,409	4.04%
Taxable investment securities [4]	2,266,707	14,730	2.60%	2,059,581	13,772	2.67%
Total earning assets	14,910,084	159,838	4.31%	12,707,235	146,304	4.63%
Goodwill and intangibles	575,296			539,431
Non-earning assets	797,403			690,338
Total assets	$16,282,783			$13,937,004
Liabilities
Non-interest bearing deposits	$4,733,485	$—	—%	$3,672,959	$—	—%
NOW and DDA accounts	3,018,706	687	0.09%	2,675,152	915	0.14%
Savings accounts	1,687,448	175	0.04%	1,518,809	239	0.06%
Money market deposit accounts	2,300,787	1,240	0.22%	2,031,799	1,624	0.32%
Certificate accounts	1,013,188	2,408	0.96%	965,908	2,595	1.08%
Total core deposits	12,753,614	4,510	0.14%	10,864,627	5,373	0.20%
Wholesale deposits [5]	68,503	77	0.46%	57,110	208	1.46%
FHLB advances	182,061	268	0.58%	108,672	346	1.26%
Repurchase agreements and other borrowed funds	913,744	2,330	1.03%	712,787	2,569	1.45%
Total funding liabilities	13,917,922	7,185	0.21%	11,743,196	8,496	0.29%
Other liabilities	180,935			147,361
Total liabilities	14,098,857			11,890,557
Stockholders’ Equity
Common stock	954			933
Paid-in capital	1,492,230			1,417,004
Retained earnings	575,455			562,951
Accumulated other comprehensive income	115,287			65,559
Total stockholders’ equity	2,183,926			2,046,447
Total liabilities and stockholders’ equity	$16,282,783			$13,937,004
Net interest income (tax-equivalent)		$152,653			$137,808
Net interest spread (tax-equivalent)			4.10%			4.34%
Net interest margin (tax-equivalent)			4.12%			4.36%
______________________________
1 Includes tax effect of $1.3 million and $1.3 million on tax-exempt municipal loan and lease income for the three months ended June 30, 2020 and March 31, 2020, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $2.9 million and $1.9 million on tax-exempt debt securities income for the three months ended June 30, 2020 and March 31, 2020, respectively.
4 Includes tax effect of $266 thousand and $266 thousand on federal income tax credits for the three months ended June 30, 2020 and March 31, 2020, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Three Months ended
	June 30, 2020			June 30, 2019
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$1,048,095	$12,098	4.62%	$938,467	$11,410	4.86%
Commercial loans [1]	9,235,881	107,632	4.69%	6,803,541	89,191	5.26%
Consumer and other loans	957,798	11,130	4.67%	868,733	11,040	5.10%
Total loans [2]	11,241,774	130,860	4.68%	8,610,741	111,641	5.20%
Tax-exempt debt securities [3]	1,401,603	14,248	4.07%	957,177	9,982	4.17%
Taxable debt securities [4]	2,266,707	14,730	2.60%	1,911,173	14,246	2.98%
Total earning assets	14,910,084	159,838	4.31%	11,479,091	135,869	4.75%
Goodwill and intangibles	575,296			351,466
Non-earning assets	797,403			584,459
Total assets	$16,282,783			$12,415,016
Liabilities
Non-interest bearing deposits	$4,733,485	$—	—%	$3,084,404	$—	—%
NOW and DDA accounts	3,018,706	687	0.09%	2,394,505	985	0.17%
Savings accounts	1,687,448	175	0.04%	1,389,548	253	0.07%
Money market deposit accounts	2,300,787	1,240	0.22%	1,662,545	1,125	0.27%
Certificate accounts	1,013,188	2,408	0.96%	902,134	2,222	0.99%
Total core deposits	12,753,614	4,510	0.14%	9,433,136	4,585	0.19%
Wholesale deposits [5]	68,503	77	0.46%	162,495	1,039	2.56%
FHLB advances	182,061	268	0.58%	476,204	3,847	3.20%
Repurchase agreements and other borrowed funds	913,744	2,330	1.03%	593,990	2,618	1.77%
Total funding liabilities	13,917,922	7,185	0.21%	10,665,825	12,089	0.45%
Other liabilities	180,935			109,480
Total liabilities	14,098,857			10,775,305
Stockholders’ Equity
Common stock	954			860
Paid-in capital	1,492,230			1,110,138
Retained earnings	575,455			500,015
Accumulated other comprehensive income	115,287			28,698
Total stockholders’ equity	2,183,926			1,639,711
Total liabilities and stockholders’ equity	$16,282,783			$12,415,016
Net interest income (tax-equivalent)		$152,653			$123,780
Net interest spread (tax-equivalent)			4.10%			4.30%
Net interest margin (tax-equivalent)			4.12%			4.33%
______________________________
1 Includes tax effect of $1.3 million and $1.1 million on tax-exempt municipal loan and lease income for the three months ended June 30, 2020 and 2019, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $2.9 million and $2.0 million on tax-exempt debt securities income for the three months ended June 30, 2020 and 2019, respectively.
4 Includes tax effect of $266 thousand and $294 thousand on federal income tax credits for the three months ended June 30, 2020 and 2019, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Six Months ended
	June 30, 2020			June 30, 2019
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$1,014,371	$23,624	4.66%	$927,953	$22,189	4.78%
Commercial loans [1]	8,522,681	207,588	4.90%	6,664,637	173,804	5.26%
Consumer and other loans	942,361	22,771	4.86%	853,954	21,487	5.07%
Total loans [2]	10,479,413	253,983	4.87%	8,446,544	217,480	5.19%
Tax-exempt debt securities [3]	1,166,102	23,657	4.06%	958,864	19,932	4.16%
Taxable debt securities [4]	2,163,144	28,502	2.64%	1,878,606	27,975	2.98%
Total earning assets	13,808,659	306,142	4.46%	11,284,014	265,387	4.74%
Goodwill and intangibles	557,363			344,752
Non-earning assets	743,871			552,583
Total assets	$15,109,893			$12,181,349
Liabilities
Non-interest bearing deposits	$4,203,222	$—	—%	$3,014,476	$—	—%
NOW and DDA accounts	2,846,928	1,602	0.11%	2,357,920	1,946	0.17%
Savings accounts	1,603,129	414	0.05%	1,374,759	487	0.07%
Money market deposit accounts	2,166,293	2,864	0.27%	1,676,348	2,135	0.26%
Certificate accounts	989,548	5,003	1.02%	903,562	4,236	0.95%
Total core deposits	11,809,120	9,883	0.17%	9,327,065	8,804	0.19%
Wholesale deposits [5]	62,806	285	0.91%	165,909	2,161	2.63%
FHLB advances	145,366	614	0.84%	414,830	6,902	3.31%
Repurchase agreements and other borrowed funds	813,266	4,899	1.21%	575,262	5,126	1.80%
Total funding liabilities	12,830,558	15,681	0.25%	10,483,066	22,993	0.44%
Other liabilities	164,148			112,793
Total liabilities	12,994,706			10,595,859
Stockholders’ Equity
Common stock	944			853
Paid-in capital	1,454,617			1,080,861
Retained earnings	569,203			485,898
Accumulated other comprehensive income	90,423			17,878
Total stockholders’ equity	2,115,187			1,585,490
Total liabilities and stockholders’ equity	$15,109,893			$12,181,349
Net interest income (tax-equivalent)		$290,461			$242,394
Net interest spread (tax-equivalent)			4.21%			4.30%
Net interest margin (tax-equivalent)			4.23%			4.33%
______________________________
1 Includes tax effect of $2.6 million and $2.2 million on tax-exempt municipal loan and lease income for the six months ended June 30, 2020 and 2019, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $4.8 million and $4.1 million on tax-exempt debt securities income for the six months ended June 30, 2020 and 2019, respectively.
4 Includes tax effect of $532 thousand and $587 thousand on federal income tax credits for the six months ended June 30, 2020 and 2019, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type				% Change from
(Dollars in thousands)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019
Custom and owner occupied construction	$177,172	$172,238	$143,479	$140,186	3%	23%	26%
Pre-sold and spec construction	161,964	180,799	180,539	171,464	(10)%	(10)%	(6)%
Total residential construction	339,136	353,037	324,018	311,650	(4)%	5%	9%
Land development	94,667	101,644	101,592	120,052	(7)%	(7)%	(21)%
Consumer land or lots	120,015	121,082	125,759	128,544	(1)%	(5)%	(7)%
Unimproved land	63,459	65,355	62,563	74,244	(3)%	1%	(15)%
Developed lots for operative builders	26,647	32,661	17,390	14,117	(18)%	53%	89%
Commercial lots	60,563	59,023	46,408	57,447	3%	31%	5%
Other construction	477,922	453,403	478,368	453,782	5%	—%	5%
Total land, lot, and other construction	843,273	833,168	832,080	848,186	1%	1%	(1)%
Owner occupied	1,855,994	1,813,284	1,667,526	1,418,190	2%	11%	31%
Non-owner occupied	2,238,586	2,200,664	2,017,375	1,780,988	2%	11%	26%
Total commercial real estate	4,094,580	4,013,948	3,684,901	3,199,178	2%	11%	28%
Commercial and industrial	2,342,081	1,151,817	991,580	1,024,828	103%	136%	129%
Agriculture	714,227	694,444	701,363	697,893	3%	2%	2%
1st lien	1,227,514	1,213,232	1,186,889	1,154,221	1%	3%	6%
Junior lien	47,121	49,071	53,571	53,055	(4)%	(12)%	(11)%
Total 1-4 family	1,274,635	1,262,303	1,240,460	1,207,276	1%	3%	6%
Multifamily residential	343,870	352,379	342,498	278,539	(2)%	—%	23%
Home equity lines of credit	655,492	656,953	617,900	592,355	—%	6%	11%
Other consumer	181,402	180,832	174,643	167,964	—%	4%	8%
Total consumer	836,894	837,785	792,543	760,319	—%	6%	10%
States and political subdivisions	581,673	566,953	533,023	454,085	3%	9%	28%
Other	198,354	116,991	139,538	114,534	70%	42%	73%
Total loans receivable, including loans held for sale	11,568,723	10,182,825	9,582,004	8,896,488	14%	21%	30%
Less loans held for sale [1]	(115,345)	(94,619)	(69,194)	(54,711)	22%	67%	111%
Total loans receivable	$11,453,378	$10,088,206	$9,512,810	$8,841,777	14%	20%	30%
______________________________
1 Loans held for sale are primarily 1st lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type				Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other Real Estate Owned
(Dollars in thousands)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019	Jun 30, 2020	Jun 30, 2020	Jun 30, 2020
Custom and owner occupied construction	$440	188	185	283	440	—	—
Pre-sold and spec construction	—	96	743	1,261	—	—	—
Total residential construction	440	284	928	1,544	440	—	—
Land development	659	1,432	852	1,272	411	—	248
Consumer land or lots	427	471	330	1,075	239	26	162
Unimproved land	663	680	1,181	8,864	387	—	276
Commercial lots	529	529	529	575	—	—	529
Other construction	—	—	—	241	—	—	—
Total land, lot and other construction	2,278	3,112	2,892	12,027	1,037	26	1,215
Owner occupied	9,424	5,269	4,608	6,998	7,770	209	1,445
Non-owner occupied	5,482	5,133	8,229	7,198	5,482	—	—
Total commercial real estate	14,906	10,402	12,837	14,196	13,252	209	1,445
Commercial and industrial	5,039	5,438	5,297	5,690	4,609	265	165
Agriculture	11,087	7,263	2,288	4,228	6,288	4,799	—
1st lien	7,634	8,410	8,671	10,211	5,426	401	1,807
Junior lien	746	640	569	592	567	179	—
Total 1-4 family	8,380	9,050	9,240	10,803	5,993	580	1,807
Multifamily residential	92	402	201	—	92	—	—
Home equity lines of credit	3,048	2,617	2,618	2,474	2,879	80	89
Other consumer	412	520	837	597	290	100	22
Total consumer	3,460	3,137	3,455	3,071	3,169	180	111
Other	289	290	299	380	277	12	—
Total	$45,971	39,378	37,437	51,939	35,157	6,071	4,743

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type				% Change from
(Dollars in thousands)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019
Custom and owner occupied construction	$—	$2,176	$637	$49	(100)%	(100)%	(100)%
Pre-sold and spec construction	—	328	148	219	(100)%	(100)%	(100)%
Total residential construction	—	2,504	785	268	(100)%	(100)%	(100)%
Land development	—	840	—	1,990	(100)%	n/m	(100)%
Consumer land or lots	248	321	672	206	(23)%	(63)%	20%
Unimproved land	411	934	558	658	(56)%	(26)%	(38)%
Developed lots for operative builders	—	—	2	—	n/m	(100)%	n/m
Commercial lots	153	216	—	—	(29)	n/m	n/m
Other construction	—	—	—	—	n/m	n/m	n/m
Total land, lot and other construction	812	2,311	1,232	2,854	(65)%	(34)%	(72)%
Owner occupied	1,512	3,235	3,052	5,322	(53)%	(50)%	(72)%
Non-owner occupied	966	4,764	1,834	11,700	(80)%	(47)%	(92)%
Total commercial real estate	2,478	7,999	4,886	17,022	(69)%	(49)%	(85)%
Commercial and industrial	4,127	6,122	2,036	3,006	(33)%	103%	37%
Agriculture	12,084	6,210	4,298	3,125	95%	181%	287%
1st lien	656	7,419	4,711	2,776	(91)%	(86)%	(76)%
Junior lien	160	795	624	1,302	(80)%	(74)%	(88)%
Total 1-4 family	816	8,214	5,335	4,078	(90)%	(85)%	(80)%
Home equity lines of credit	3,330	5,549	2,352	3,931	(40)%	42%	(15)%
Other consumer	739	1,456	1,187	1,683	(49)%	(38)%	(56)%
Total consumer	4,069	7,005	3,539	5,614	(42)%	15%	(28)%
States and political subdivisions	124	—	—	—	n/m	n/m	n/m
Other	715	1,010	1,081	372	(29)%	(34)%	92%
Total	$25,225	$41,375	$23,192	$37,937	(39)%	9%	(34)%
______________________________
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type				Charge-Offs	Recoveries
(Dollars in thousands)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019	Jun 30, 2020	Jun 30, 2020
Custom and owner occupied construction	$—	—	98	—	—	—
Pre-sold and spec construction	(12)	(6)	(18)	(6)	—	12
Total residential construction	(12)	(6)	80	(6)	—	12
Land development	(50)	(38)	(30)	15	—	50
Consumer land or lots	(17)	3	(138)	(2)	7	24
Unimproved land	(287)	(274)	(311)	(54)	—	287
Developed lots for operative builders	—	—	(18)	(18)	—	—
Commercial lots	(3)	(1)	(6)	(3)	—	3
Other construction	—	—	(142)	(32)	—	—
Total land, lot and other construction	(357)	(310)	(645)	(94)	7	364
Owner occupied	(49)	(16)	(479)	139	30	79
Non-owner occupied	115	(20)	2,015	7	150	35
Total commercial real estate	66	(36)	1,536	146	180	114
Commercial and industrial	576	61	1,472	37	1,034	458
Agriculture	33	36	21	(32)	37	4
1st lien	—	14	(12)	56	21	21
Junior lien	(129)	(110)	(303)	(222)	27	156
Total 1-4 family	(129)	(96)	(315)	(166)	48	177
Multifamily residential	(43)	(43)	—	—	—	43
Home equity lines of credit	24	(103)	19	(11)	166	142
Other consumer	161	88	603	313	281	120
Total consumer	185	(15)	622	302	447	262
Other	1,727	1,222	4,035	2,055	3,482	1,755
Total	$2,046	813	6,806	2,242	5,235	3,189

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